FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported): September 2, 1998


                                 CALTON, INC.
            (Exact name of registrant as specified in its charter)

            New Jersey              1-8846              22-2433361
   (State or other jurisdiction   (Commission          (IRS Employer
     of incorporation)            File Number)     Identification Number)

                                500 Craig Road
                          Manalapan, New Jersey 07726
         (Address of principal executive offices, including zip code)


      Registrant's telephone number, including area code: (732) 780-1800


Item 5.  Other Events
---------------------

On September 2, 1998, Calton, Inc. ("Calton" or the "Company") announced that it signed a definitive agreement to sell Calton Homes, Inc. ("Calton Homes"), its wholly owned single family homebuilding subsidiary, to Centex Real Estate Corporation, the homebuilding subsidiary of Centex Corporation (NYSE:CTX). The purchase price for the stock of Calton Homes, which is subject to adjustment, is estimated to be approximately $50 million. Centex has agreed to pay the $50 million purchase price in cash and, additionally, will pay off the existing indebtedness at closing and will satisfy the remaining outstanding obligations of Calton Homes, which indebtedness and obligations are estimated to total $34 million.

The proposed sale is subject to certain conditions, including approval of Calton's shareholders, and is expected to be completed by calendar year end. Calton plans to continue as a publicly held company after the closing and Anthony J. Caldarone will continue in his role as its Chairman, President and Chief Executive Officer. In addition, Calton will enter into an agreement with Centex Homes to provide consulting services over a four year period following the closing in exchange for $1.5 million per year (subject to potential adjustments in the fourth quarter).

On September 21, 1998, Calton filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") that provides the details of the proposed sale of Calton Homes to Centex Real Estate Corporation and describes the plans for the Company following the consummation of the sale transaction.

The preliminary proxy statement contemplates that a special meeting of shareholders will be held later this year to consider and vote upon the sale transaction. The sale of Calton Homes, pursuant to a stock purchase agreement, will represent the sale of substantially all of the Company's business, thereby, requiring the approval of a majority of the shares of the Company that vote on the sale transaction. In addition, the preliminary proxy statement describes the plans for the Company following the consummation of the sale transaction as discussed in more detail below. The Company anticipates that, among other things, upon the timely clearance by the SEC of the proxy statement, the definitive proxy statement and proxy card will be distributed in late October 1998 in anticipation of the special meeting of shareholders that is expected to take place in late November. No assurance can be given that the SEC review process will conform to the anticipated time frame described above.

The sale transaction is part of the Company's overall strategy designed to enhance shareholder value. If the sale transaction is consummated, the Company intends to (i) initiate a significant stock repurchase program, where the Company will seek to repurchase up to 10 million shares of Common Stock in open market repurchases and privately-negotiated transactions during the next twelve months, (ii) shift the Company's business focus to providing various services to participants in the homebuilding industry, including consulting services, equity and debt financing and financial advisory services, and (iii) seek to invest in, acquire or combine with one or more operating businesses within or outside the homebuilding industry. The timing and number of shares purchased pursuant to the stock repurchase program will depend upon a number of factors, including market price. If, within 18 months from the date of the closing of the sale transaction, the Company has not redeployed a substantial portion of the sale proceeds, or developed a plan to redeploy a substantial portion of the sale proceeds within a reasonable time frame, the Company will be liquidated and dissolved.

The Company will enter into a consulting agreement with Centex upon the consummation of the sale transaction that will provide for payments of $1.5 million per year for four years (subject to potential adjustments in the fourth year). The Company anticipates ongoing general and administrative expenses of approximately $100,000 per month following the closing of the transaction.

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Certain information included in this report and other Company filings
(collectively, "SEC filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC filings) contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.
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                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Calton, Inc.
                              -----------------------------
                              (Registration)



                         By:  /s/ Bradley A. Little
                              -----------------------------
                              Bradley A. Little
                              Senior Vice President-Finance
                              of Calton, Inc.


Date: September 23, 1998